SCHEDULE 14A

                     Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                        Empire District Electric Company
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                (Name of Registrant as Specified in its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                      THE EMPIRE DISTRICT ELECTRIC COMPANY
                                602 Joplin Street
                             Joplin, Missouri 64801

                                                                  August 5, 1999

Dear Stockholder:

On May 10, 1999, your Company agreed to merge with UtiliCorp United Inc., a multinational energy and energy services company headquartered in Kansas City, Missouri. Upon completion of the merger, you will receive $29.50 in value for each Empire share that you own,(1) payable, at your election, in UtiliCorp common stock or cash. Your Board of Directors believes that the merger offers you an attractive premium and the potential for increased dividends, and has unanimously recommended that you vote FOR the merger. In reaching its conclusion, your Board considered, among other things, the opinion of its financial advisor, Salomon Smith Barney Inc., that the merger was fair, from a financial point of view, to Empire common stockholders.

For 90 years, Empire's goal has been to provide low-cost, reliable service to our customers and increasing value to our stockholders. Over the past decade, as our industry has evolved and moved toward deregulation, our management and board of directors have continually evaluated our position in the marketplace. We believe that our merger with UtiliCorp, with whom we share a common vision, will enhance our ability to compete in a deregulated environment and deliver value to stockholders, while continuing our commitment to the customers and communities we serve.

I urge you to vote FOR the merger today. The merger consideration represents a premium of 39 percent to Empire stockholders, based on Empire's closing share price of $21.25 on May 10, 1999,(2) and an approximate 14 percent increase in annual dividend based on UtiliCorp's current dividend rate and current common stock price. For further information, please read the proxy statement dated August 2, 1999, previously provided to you.

Since approval of the merger requires the affirmative vote of a majority of the shares outstanding, a failure to vote will have the same effect as a vote against the merger. Therefore, your vote is important, no matter how many or how few shares you may own. Please sign, date and return the enclosed proxy card today in the envelope provided.

                                        Sincerely,


                                        /s/ M. W. McKinney
                                        M. W. McKinney
                                        President and Chief Executive Officer

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(1)   Subject to a collar provision under which the value of the merger consideration per share will decrease if UtiliCorp's common stock is below $22 per share at closing and will increase if UtiliCorp's common stock is above $26 per share at closing.

(2) The last trading day prior to the public announcement of the merger agreement on May 11, 1999.

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      If you have any questions, or need assistance in voting your shares, please call our proxy solicitor,

                           INNISFREE M&A INCORPORATED
                          TOLL-FREE, at 1-888-750-5834.

                                 IMPORTANT NOTE:

                If you hold your shares through a bank or broker,
           you may be able to vote by telephone, or via the Internet.
              Please call Innisfree at 888-750-5834 for assistance.

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